Exhiit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is effective as of the 13th day of March, 2006 (the “Effective Date”) by and between SFX Entertainment, Inc., d/b/a Live Nation, a Delaware corporation (the “Company”), and Michael G. Rowles (the “Employee”).
     WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. TERM OF EMPLOYMENT.
     The Employee’s term of employment starts on the Effective Date of this Agreement and ends on the close of business on February 28, 2008 (the “Employment Period”). Beginning on March 1, 2008 and continuing for so long thereafter as the Employee is employed hereunder, the Employment Period shall be automatically extended day to day so that there will always be exactly one (1) year remaining in the Employment Period, unless either party terminates this Agreement in accordance with Section 7 below.
2. TITLE AND DUTIES; EXCLUSIVE SERVICES.
     (a) Title and Duties. The Employee’s title is Executive Vice President and General Counsel. The Employee will have the customary powers, duties and responsibilities of the chief legal officer of a similarly-sized publicly-traded company, and will oversee all legal affairs of the Company and its affiliates and subsidiaries, including all legal aspects of each division of the Company, acquisitions, corporate strategic and legal planning, financings, issuances of securities, reporting requirements under federal and state securities laws, regulatory matters, labor and litigation and hiring of all outside counsel and in-house counsel, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report directly to the Chief Executive Officer of Company, currently Michael Rapino. The Employee will devote his full working time and efforts to the business and affairs of the Company.
     (b) Exclusive Services. During employment with the Company, the Employee shall not be employed elsewhere, nor shall he engage in any competitive activity and, except as set forth in the preceding clause (a) of this Section 2, shall not render any services to any other person or business or acquire any interest of any type in any other business which is in competition with the Company; provided, however, that the foregoing shall not be deemed to prohibit the Employee from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust, corporation or other entity so long as the Employee remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with the Company or (ii) up to 5% of the outstanding equity interests of any publicly-held company.

3. COMPENSATION AND BENEFITS.
     (a) Base Salary. The Company will pay the Employee an annual base salary of $400,000.00. The Employee will be eligible for annual raises commensurate with Company policy. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board of Directors of the Company (the “Board”) or its Compensation Committee.
     (b) Performance Bonus. Beginning with calendar year 2006, the Employee will be eligible to receive an annual performance bonus as set forth in the Performance Bonus Calculation attached as Exhibit A to this Agreement. The Employee is not required to be employed by the Company on the date of any bonus payment in order to receive it. The Employee is entitled to a pro rata bonus for any year in which his employment is terminated (it being understood that the Employee shall be eligible for a full calendar year bonus for 2006); the amount (if any) of the bonus for that calendar year will be pro rated based upon the number of months during such calendar year that the Employee provided full-time services for the Company pursuant to this Agreement. However, the Employee shall not be entitled to a pro rata bonus if his employment is terminated by the Company for Cause (as defined in Section 7(c) below). The Company reserves the right to modify the Performance Bonus Calculation, on terms which are no less favorable to the Employee, due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances. If the Performance Bonus Calculations for similarly-situated senior executives are modified during the term of this Agreement, the Performance Bonus Calculation for the Employee shall be similarly modified.
     (c) Employment Benefit Plans. The Employee will be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability or other insurance plans, sick leave and other employee welfare benefit plans in which other similarly-situated senior executives of the Company may participate as stated in the Company’s employee guide.
     (d) Vacation. The Employee will be eligible for twenty (20) days paid vacation annually, to be awarded and taken in accordance with Company policy.
     (e) Expenses. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy, including a monthly cellular phone reimbursement and reimbursement for California bar association dues and costs of continuing legal education, including course fees and travel expenses. The Company will provide the Employee with access to a credit card, subject to the approval of the credit card company and based on the Employee’s credit history, and which should only be used for business purposes. Payment is the responsibility of the Employee.
     (f) Stock Options. Upon commencement of employment with the Company, the Employee shall receive a grant of 20,000 stock options for shares of common voting stock in the Live Nation, Inc. (LYV) (or, at the election of the Employee, a number of shares of restricted stock based on the formula contained in the applicable stock option plan under which they are issued). The option price shall be the fair market value on the grant date. Any future stock option (or similar equity compensation) grants will be granted based upon the performance of the Employee, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board; provided, however, that the Employee shall be considered for any such grants in proportion to grants made to similarly-situated senior executives. All option grants shall be made under the terms and conditions set forth in the applicable stock option plan under which they are issued. The Company reserves the right to modify any future Company stock option plan with respect to the change of control or any other provision of said plan. The Company’s obligations under this Agreement to the Employee in the area of stock options are conditioned upon and subject to the Company’s decision, in its sole discretion, to: 1) alter, suspend or discontinue its stock option grant program; or 2) replace the program with an alternative form or method of compensation.
4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets and other matters which are of a confidential or proprietary nature, including, without limitation, the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements and other information the Company treats as confidential or proprietary (collectively, the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that: (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors and legal representatives, and will survive the termination of this Agreement for any reason.
5. NONHIRE OF COMPANY EMPLOYEES.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed in Section 4 above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the

Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the six (6) month period preceding the Employee’s last day of employment with the Company or within the twelve (12) month period of this covenant) who worked, works or has been offered employment by the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency or other person or entity with which the Employee may be associated. If, during the term of this non-hire covenant, the Employee learns that any such employee has accepted employment with any business, operation, corporation, partnership, association, agency or other person or entity with which the Employee may be associated (other than the Company), the Employee will promptly send notice to the Company identifying the employee and certifying that the Employee did not breach any provision of this non-hire covenant.
6. NON-COMPETITION DURING TERM.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed in Section 4 above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant or otherwise, carry on, operate, manage, control or become involved in any manner with any business, operation, corporation, partnership, association, agency or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a fifty (50) mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5% of the outstanding stock of any publicly-held company.
     The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information.
7. TERMINATION.
     The Employee’s employment with the Company may be terminated under the following circumstances:
     (a) Death. The Employee’s employment with the Company shall terminate upon his death.
     (b) Disability. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than ninety (90) days in any twelve (12) month period, as determined by the Company.
     (c) Termination by Company. The Company may terminate the Employee’s employment with the Company for any reason at any time after February 28, 2008. The Company may also terminate his employment for “Cause” at any time during the Employment Period. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes or other willful misconduct as determined in the reasonable discretion of the Company; (ii) continued, willful and deliberate non-performance by the Employee of a material duty hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iii) the Employee’s refusal or failure to follow lawful directives consistent with his title and position and the terms of this Agreement; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee or other conduct by the Employee that, as determined in the reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a repeated failure by the Employee to comply with a material term of this Agreement after written notice by the Company specifying the alleged failure; or (vi) a material violation by the Employee of the Company’s employment policies. The Employee will be given thirty (30) days to cure any of the Cause provisions set forth above that are susceptible to cure.
     (d) Termination by Employee for Good Reason. The Employee may terminate this Agreement at any time for “Good Reason,” which is defined as one of the following: (i) a repeated failure of the Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; (ii) a substantial and unusual change in the Employee’s position, duties, responsibilities or authority without an offer of additional reasonable compensation as determined by the Company in light of compensation levels for similarly-situated employees; (iii) a substantial and unusual reduction in Employee’s duties, responsibilities, authority or salary; (iv) the requirement that the Employee move his residence outside the greater Los Angeles, California metropolitan area; or (v) a Change in Control (as defined in Section 9 below) of the Company in which the Employee is not offered continued employment as the general counsel of the Company or the surviving entity. If the Employee elects to terminate for Good Reason under (i), (ii), (iii) or (iv) above, the Company shall have thirty (30) days after written notice in which to cure.
     (e) Termination by Employee Without Cause. The Employee may provide notice at any time after February 28, 2008 of his intent to terminate his employment with the Company without cause. The Employee must provide the Company with twelve (12) months prior written notice of his intent to terminate the employment relationship. If the Employee terminates under this Section 7(e), the Company may determine an earlier date on which employment will end. The Company shall not be required to continue employment during the notice period. If the Company elects to terminate prior to the expiration of the twelve (12) month notice period, such termination shall be deemed a termination by the Company without Cause and Section 8(d) below shall apply.
8. COMPENSATION UPON TERMINATION.
     (a) Death. If the Employee’s employment with the Company terminates by reason of his death, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the

Employee’s accrued and unpaid base salary, prorated bonus, if any (see Section 3(b) above and Exhibit A), unreimbursed expenses and any payments to which the Employee’s spouse, beneficiaries or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (b) Disability. If the Employee’s employment with the Company terminates by reason of his disability, the Company shall, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (see Section 3(b) above and Exhibit A), unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (c) Termination By Company For Cause. If the Employee’s employment with the Company is terminated by the Company for Cause at any time during the Employment Period, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (d) Termination by Company Without Cause or Termination by Employee for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause, or by Employee for Good Reason, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (see Section 3(b) above and Exhibit A), unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, in lieu of a termination of employment, the Employee has the option of continuing employment by electing to become a part-time consultant to the Company in exchange for severance pay. In that event, the Company will pay the Employee’s base salary for twelve (12) months (the “Consulting Period”) in periodic payments in accordance with ordinary payroll practices and deductions. The payment will be owed and paid by the Company provided that the Employee: (i) serves as an exclusive part-time consultant during the Consulting Period; (ii) agrees not to compete with the Company, directly or indirectly, during the Consulting Period in accordance with Section 2(b) above; and (iii) agrees to and signs a general release of claims in a form and manner reasonably satisfactory to the Company. The amount of any severance pay provided to the Employee under this Section 8(d) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer during the Consulting Period or offset against any amount claimed to be owed by the Employee to the Company. In addition, notwithstanding any other provision of this Agreement to the contrary, to the extent that (i) any amount paid pursuant to this Section 8(d) is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) the Employee is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then payments for months one (1) through six (6) of the Consulting Period shall be made on the date which is six (6) months after the date of the termination of the Employee’s employment hereunder and all further payments shall be made on a monthly basis for the remaining term of the Consulting Period.
     (e) Termination by Employee Without Cause. If the Employee terminates his employment with the Company in accordance with Section 7(e) above, and the Company determines an earlier termination date on which employment will end, the Company will pay to the Employee in a lump sum amount his accrued and unpaid base salary through the termination date, prorated bonus, if any (see Section 3(b) above and Exhibit A), unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans or policies). Additionally, in lieu of a termination of employment, the Employee has the option of continuing employment by electing to become a part-time consultant to the Company in exchange for severance pay. In that event, the Company will pay the Employee’s base salary for the Consulting Period in periodic payments in accordance with ordinary payroll practices and deductions. The payment will be owed and paid by the Company provided that the Employee: (i) serves as an exclusive part-time consultant during the Consulting Period; (ii) agrees not to compete with the Company, directly or indirectly, during the Consulting Period in accordance with Section 2(b) above; and (iii) agrees to and signs a general release of claims in a form and manner reasonably satisfactory to the Company. The amount of any severance pay provided to the Employee under this Section 8(e) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer during the Consulting Period or offset against any amount claimed to be owed by the Employee to the Company. In addition, notwithstanding any other provision of this Agreement to the contrary, to the extent that (i) any amount paid pursuant to this Section 8(d) is treated as nonqualified deferred compensation pursuant to Section 409A of the Code and (ii) the Employee is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then payments for months one (1) through six (6) of the Consulting Period shall be made on the date which is six (6) months after the date of the termination of the Employee’s employment hereunder and all further payments shall be made on a monthly basis for the remaining term of the Consulting Period.
     (f) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Sections 8(a) through 8(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
9. CHANGE OF CONTROL.
     In the event of a “Change of Control,” all of the Employee’s stock options for shares of common stock in the Company granted pursuant to Section 3(f) above and any future stock option, restricted stock or similar equity incentive grants in the Company that are outstanding on the date of such Change of Control shall become immediately and fully exercisable in accordance with the terms and conditions set forth in the applicable plan under which they are issued. For purposes of this Agreement, “Change of Control” means: (i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act of 1934, as amended (other than the Employee or entities controlled by the Employee), becomes a beneficial owner of 50% or more of the voting power of the Company; (ii) all or substantially all of the business or assets of the Company are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the stockholders of the Company, immediately prior to such merger, consolidation, sale or other transaction, beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the

Company); (iii) the Company combines with another company and, immediately after such combination, (A) the stockholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board’s approval of the transaction do not constitute a majority of the combined company’s board of directors; or (iv) the liquidation or dissolution of the Company.
10. PARTIES BENEFITED; ASSIGNMENTS.
     This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.
11. GOVERNING LAW.
     This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of California for any lawsuit arising from or relating to this Agreement.
12. DEFINITION OF COMPANY.
     As used in this Agreement, the term “Company” shall include SFX Entertainment, Inc., d/b/a Live Nation and any of its past, present and future divisions, operating companies, subsidiaries and affiliates.
13. LITIGATION AND REGULATORY COOPERATION.
     During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall be at no cost to the Employee and shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, without limitation, reasonable attorneys’ fees and costs.

14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
     The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer and director of the Company) directors’ and officers’ insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly-situated employees of the Company by the directors’ and officers’ insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate directors’ and officers’ insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.
15. ARBITRATION.
     The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement or arising out of or relating to the Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Los Angeles, California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorneys’ fees. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys; provided, however, that the Company shall reimburse the Employee for reasonable attorneys’ fees and expenses incurred if the Employee prevails on any issue which is the subject of such of a lawsuit or arbitration brought by the Employee or the Company as a result of any dispute regarding the provisions of this Agreement.

16. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.
     The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of the Company hereunder. The Employee also represents and warrants to the Company that he is under no physical or mental disability that would hinder the performance of his duties under this Agreement.
17. MISCELLANEOUS.
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE:

DATE: March 13, 2006		/s/ MICHAEL G. ROWLES

MICHAEL G. ROWLES

COMPANY:

SFX ENTERTAINMENT, INC. d/b/a LIVE NATION

DATE: March 13, 2006	BY:	/s/ MICHAEL RAPINO

MICHAEL RAPINO CHIEF EXECUTIVE OFFICER

Exhibit A - Michael G. Rowles - Performance Bonus Calculation
Page i of vi
EXHIBIT A
PERFORMANCE BONUS CALCULATION
     The Employee will be eligible for an annual Performance Bonus (“Performance Bonus”). The Performance Bonus is based upon (i) year-over-year EBITDA (as defined below) growth in 1% increments for SFX Entertainment, Inc. d/b/a Live Nation, a Delaware corporation (“Live Nation”), and (ii) the achievement of personal goals and objectives related to the individual performance of the Employee (“Goals”), as set and determined by the Chief Executive Officer for each calendar year. The calculation of the Performance Bonus is set forth below; provided, however, that the dollar figures in the tables below shall be deemed adjusted accordingly upon any increase in the Employee’s base salary.
     The EBITDA Target Bonus for 2006 is $100,000.00 at 15% EBITDA growth for Live Nation. The Target Bonus for Goals shall be $200,000.00 at 100% achievement of Goals. Regardless of the growth rate for 2005, the Performance Bonus for 2006 shall be calculated pursuant to Section 1 below (“Annual Performance Bonus – Positive Growth in Prior Year”).
     The EBITDA Target Bonus for 2007 and subsequent years is $145,000.00 at 15% EBITDA growth for Live Nation. The Target Bonus for Goals shall be $290,000.00 at 100% achievement of Goals.
1. Annual Performance Bonus – Positive Growth in Prior Year.
     (a) If Live Nation experienced a year-over-year increase in EBITDA in the year preceding the calendar year to which the Performance Bonus relates, then the amount of the Performance Bonus attributable to Live Nation will be determined utilizing the schedule set forth in Section 1(b) below. Percentage Bonus amount for Goals achieved will be determined by the Chief Executive Officer on an annual basis.
     (b) The Performance Bonus attributable to Live Nation to which this Section 1(b) applies shall be equal to (i) the Target Bonus (as defined above) multiplied by the Percentage Bonus Amount in the Table A below that corresponds to Live Nation’s year-over-year EBITDA growth in the year to which the Performance Bonus relates, plus (ii) the Bonus Amount Based on Goals Achieved in Table B below. In 2007 and subsequent years, the same scaling will apply as below but with a maximum of $290,000 at 25% EBITDA growth and $290,000 for 100% achievement of Goals.

Exhibit A - Michael G. Rowles - Performance Bonus Calculation
Page ii of vi
TABLE A:

			Bonus Amount
	EBITDA	Live Nation	Based on EBITDA
	Growth	Percentage	Growth of
Positive Growth Model	Rate	Bonus Amount	Live Nation
	1%	2.5%	$2,500.00
	2%	5.0%	$5,000.00
	3%	7.5%	$7,500.00
	4%	10.0%	$10,000.00
	5%	12.5%	$12,500.00
	6%	20.0%	$20,000.00
EBITDA Target	7%	27.5%	$27,500.00
Bonus:	8%	35.0%	$35,000.00
2006: $100,000.00	9%	42.5%	$42,500.00
2007 and	10%	50.0%	$50,000.00
subsequent years:	11%	60.0%	$60,000.00
$145,000.00	12%	70.0%	$70,000.00
	13%	80.0%	$80,000.00
	14%	90.0%	$90,000.00
Target 15% Growth	15%	100.00%	$100,000.00
	16%	110.0%	$110,000.00
	17%	120.0%	$120,000.00
	18%	130.0%	$130,000.00
	19%	140.0%	$140,000.00
	20%	150.0%	$150,000.00
	21%	160.0%	$160,000.00
	22%	170.0%	$170,000.00
	23%	180.0%	$180,000.00
	24%	190.0%	$190,000.00
	25%	200.0%	$200,000.00

Exhibit A - Michael G. Rowles - Performance Bonus Calculation
Page iii of vi
TABLE B:

Percentage Bonus Amount Based on Goals Achieved (For Both Positive Growth Model and EBITDA Decrease Model)	Percent of Goals Achieved	Bonus Amount
	2.5%	$5,000.00
	5.0%	$10,000.00
	7.5%	$15,000.00
Target Goals Bonus:	10.0%	$20,000.00
2006: For 100%	12.5%	$25,000.00
Achievement of	20.0%	$40,000.00
Goals: $200,000.00	27.5%	$55,000.00
2007 and subsequent	35.0%	$70,000.00
years:	42.5%	$85,000.00
For 100% Achievement of	50.0%	$100,000.00
Goals: $290,000.00	60.0%	$120,000.00
	70.0%	$140,000.00
	80.0%	$160,000.00
	90.0%	$180,000.00
	100.00%	$200,000.00
     (c) The following is an example of a positive growth Performance Bonus provided for illustrative purposes only:
     Assume that in 2005, Live Nation achieved positive year-over-year EBITDA growth when compared to 2004. Assume also that in 2006 the year-over-year EBITDA growth for Live Nation is 16%. In addition, assume the Employee achieved 70% of his Goals. On this example, the Percentage Bonus amount for Live Nation EBITDA growth for calendar year 2006 would be 16% (per Table A in Section 1(b) above) resulting in (i) an EBITDA Target Bonus for calendar year 2006 of 110% of the Target Bonus, or $110,000.00, and (ii) a Bonus for Goals achieved would be in the amount of $140,000.00 (per Table B in Section 1(b) above), resulting in a total Performance Bonus for calendar year 2006 of $250,000.00.
2. Annual Performance Bonus – EBITDA Decrease.
     (a) If Live Nation experienced a year-over-year decrease in EBITDA in the year preceding the calendar year to which the Performance Bonus relates, then the amount of the Performance Bonus attributable to Live Nation will be determined utilizing the schedule set forth in Section 2(b) below. Percentage Bonus amount for Goals achieved will be determined by the Chief Executive Officer on an annual basis.
     (b) The Performance Bonus attributable to Live Nation to which this Section 1(b) applies shall be equal to (i) the Target Bonus (as defined above) multiplied by the Percentage Bonus Amount in the Table A below that corresponds to Live Nation’s year-over-year EBITDA growth in the year to which the Performance Bonus relates, plus (ii) the Bonus Amount Based on Goals Achieved in Table B below.

Exhibit A - Michael G. Rowles - Performance Bonus Calculation
Page iv of vi
TABLE A:

		100%
	EBITDA	Live Nation
	Growth	Percentage Bonus
Prior Year - EBITDA Decrease Growth Model	Rate	Amount	Bonus Amount
	1%	0.0%	$0.00
	2%	0.0%	$0.00
EBITDA Target	3%	0.0%	$0.00
Bonus:	4%	0.0%	$0.00
2006: $100,000.00	5%	2.5%	$25000.00
2007 and	6%	5.0%	$5,000.00
subsequent years:	7%	7.5%	$7,500.00
$145,000.00	8%	10.0%	$10,000.00
	9%	12.5%	$12,500.00
	10%	15.0%	$15,000.00
	11%	20.0%	$20,000.00
	12%	25.0%	$25,000.00
	13%	30.0%	$30,000.00
	14%	40.0%	$40,000.00
	15%	50.0%	$50,000.00
	16%	60.0%	$60,000.00
	17%	70.0%	$70,000.00
	18%	80.0%	$80,000.00
	19%	90.0%	$90,000.00
Target 20% Growth	20%	100.0%	$100,000.00
	21%	110.0%	$110,000.00
	22%	120.0%	$120,000.00
	23%	130.0%	$130,000.00
	24%	140.0%	$140,000.00
	25%	145.0%	$150,000.00

Exhibit A - Michael G. Rowles - Performance Bonus Calculation
Page v of vi
TABLE B:

Percentage Bonus Amount Based on Goals Achieved (For Both Positive Growth Model and EBITDA Decrease Model)	Percent of Goals Achieved	Bonus Amount
	2.5%	$5,000.00
	5.0%	$10,000.00
	7.5%	$15,000.00
Target Goals Bonus:	10.0%	$20,000.00
2006: For 100%	12.5%	$25,000.00
Achievement of	20.0%	$40,000.00
Goals: $200,000.00	27.5%	$55,000.00
2007 and subsequent	35.0%	$70,000.00
years:	42.5%	$85,000.00
For 100% Achievement of	50.0%	$100,000.00
Goals: $290,000.00	60.0%	$120,000.00
	70.0%	$140,000.00
	80.0%	$160,000.00
	90.0%	$180,000.00
	100.00%	$200,000.00
     (c) The following is an example of a prior year EBITDA decrease Performance Bonus provided for illustrative purposes only:
     Assume that in 2005, Live Nation experienced a decrease in year-over-year EBITDA growth when compared to 2004. Assume also that in 2006, the year-over-year EBITDA growth of Live Nation was 16%. In addition, assume the Employee achieved 70% of his Goals. On this example, the Percentage Bonus amount for Live Nation EBITDA growth for calendar year 2006 would be 16% (per Table A in Section 2(b) above) resulting in (i) an EBITDA Target Bonus for calendar year 2006 of 60% of the Target Bonus, or $60,000.00, and (ii) a Bonus for Goals achieved would be in the amount of $140,000.00 (per Table B in Section 2(b) above), resulting in a total Performance Bonus for calendar year 2006 of $200,000.00.

Exhibit A - Michael G. Rowles - Performance Bonus Calculation
Page vi of vi
3. Procedural Provisions.
     If the Performance Bonus is paid for any calendar year, it is calculated through the last day of the calendar year and generally will be payable to the Employee within ninety (90) days after the end of such calendar year or, as soon as reasonably practicable after such time as the Company has completed its internal accounting and audit processes for purposes of determining the relevant EBITDA identified above (the “Bonus Pay Date”). Following the end of each calendar year, the Employee shall provide information and assistance as appropriate and necessary for purposes of completing the relevant EBITDA. If the Employee is entitled to a pro rata bonus for any year in which his employment is terminated, then the amount (if any) of the Performance Bonus for that calendar year will be pro rated based upon the number of months during such calendar year that the Employee provided full–time services for the Company pursuant to this Agreement.
     The Company reserves the right to modify the Performance Bonus Calculation, on terms which are no less favorable to the Employee, due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances.
4. Definitions.
     (a) “EBITDA.” As used herein, the term “EBITDA” shall mean, for any calendar year, the earnings of Live Nation (excluding extraordinary non-recurring items) for such calendar year (as determined by the Company’s Chief Financial Officer in accordance with generally accepted accounting principles) before deduction of interest, taxes, depreciation and amortization. The parties expressly acknowledge and agree that due to circumstances such as business acquisitions, business divestitures, accounting changes or non-operational circumstances, additional modifications may be needed and appropriate for the definition of EBITDA as the Company determines in its good faith discretion, including, without limitation, conversion of EBITDA to EBIT, with concomitant changes to the required percentage growth thresholds, in order to take account of the depreciation associated with major acquisition or capital investments. By way of example and without limiting the generality of the foregoing provisions, the parties acknowledge that the application of the foregoing provisions might include pro forma accounting adjustments for newly developed amphitheaters. The computation of the prior year increase in EBITDA must include payment of employee bonuses.